EXHIBIT 99.1

First Advantage Bancorp Announces First Quarter 2009 Earnings

CLARKSVILLE, Tenn., May 11, 2009 (GLOBE NEWSWIRE) -- First Advantage Bancorp (the "Company") (Nasdaq:FABK), the holding company for First Federal Savings Bank (the "Bank"), today reported net income of $169,000 for the three months ended March 31, 2009 as compared to net income of $589,000 for the same period of 2008. Basic and diluted earnings per common share for the first quarter of 2009 were $0.04 compared to basic and diluted earnings per common share of $0.12 for the first quarter of 2008.

"I am proud that the Bank grew at a solid, responsible pace during the first quarter, with loan balances up about 12% on an annualized basis and deposits up about 27% on an annualized basis, which allowed us to reduce our total borrowings during the first quarter. Our local economy has fared well when compared with the national economy, which has enabled us to continue to lend to credit worthy borrowers in our marketplace and allowed our asset quality to remain strong," said Earl O. Bradley, III, Chief Executive Officer. "Our core earnings for the first quarter of 2009 compare favorably with the prior year when you consider that the Bank had a large FIN 48 tax credit and also realized a large gain on the sale of the old headquarters building during the first quarter of 2008. Profits on the sale of mortgage loans originated provided a boost to non-interest income during the first quarter of 2009. Like other community banks, we are dealing with some challenges related to the current economic environment which are beyond our control, such as the recently announced industry-wide deposit insurance rate increases and the special assessment by the FDIC, which had a negative impact on pre-tax earnings of approximately $140,000 during the first quarter of fiscal 2009."

Mr. Bradley continued, "On a more positive note, our Board of Directors recently declared a quarterly cash dividend of $0.05 per share for shareholders of record as of April 29, 2009. Management continues to focus on prudently managing the Bank's balance sheet and positioning the Bank to take advantage of any potential growth and earnings enhancement opportunities that may present themselves once the local and national economy begins to improve."

Balance Sheet Review - Annualized

Total assets increased $3.8 million to $342.2 million at March 31, 2009, reflecting annualized growth of 4.5% during the quarter ended March 31, 2009. Total loans increased $5.4 million to $184.0 million at March 31, 2009, an annualized growth rate of 12.2% during the first quarter of 2009. Total deposits increased $12.5 million to $199.3 million at March 31, 2009, resulting in an annualized growth rate of 27.1% during the quarter ended March 31, 2009. Total equity increased $881,000 to $71.1 million at March 31, 2009, reflecting annualized growth of 5.1% during the first quarter of 2009.

Results of Operations

Net interest income for the quarter ended March 31, 2009 increased 8.2% to $2.6 million compared to $2.4 million for the quarter ended March 31, 2008. The increase in net interest income was mainly attributable to an increase of $55.3 million, or 21.4%, in average earning assets for the first quarter of 2009 compared to the first quarter of 2008. Approximately $35 million of the increase in earning assets is due to the $35 million leverage transaction the Bank entered into during the second quarter of 2008. The net interest margin for the three months ended March 31, 2009 was 3.37%, a decrease of 38 basis points from the first quarter of 2008. The net interest margin declined primarily as a result of the large increase in average earning assets at March 31, 2009 compared to March 31, 2008.

Non-interest income for the three months ended March 31, 2009 was $608,000 compared to $837,000 for the three months ended March 31, 2008. The decrease was due primarily to a non-recurring realized gain on the sale of other assets held-for-sale of $283,000 related to the sale of the Bank's former main office during the first quarter of 2008.

Non-interest expense increased $253,000 to $2.8 million for the three months ended March 31, 2009 from $2.6 million for the comparable period in 2008. The increase was mainly attributable to higher FDIC deposit insurance premiums for 2009 due to an industry-wide increase in assessment rates, combined with the fact that the Bank's deposit insurance cost was only $11,000 for the first quarter of 2008 due to a one-time credit granted by the FDIC. For the first quarter of 2009, FDIC insurance premiums increased $140,000 from the same period last year. With higher assessment rates starting in the first quarter of 2009 and a proposed one-time special assessment at June 30, 2009, the cost of insuring deposits is expected to continue to increase and be significantly higher in 2009 as compared to 2008.

The provision for income taxes for the quarter ended March 31, 2009, was $66,000, an increase of $244,000 compared to the same period of 2008. During the first quarter of 2008 management reduced its FIN 48 tax liability by $251,000, which resulted in a credit for income taxes of $178,000.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with five full-service offices and one limited service office in Montgomery County, Tennessee, which is approximately 40 miles northwest of Nashville near the Kentucky border. First Federal Savings Bank offers a full range of retail and commercial financial services. The Bank's website address is www.firstfederalsb.com. First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol "FABK."

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank's market area, changes in real estate market values in First Federal Savings Bank's market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

                      FIRST ADVANTAGE BANCORP
                      SELECTED FINANCIAL DATA
     (Unaudited-Dollars in thousands, except per share amounts)
                                                         Twelve Months
                                Three Months Ended            Ended
                                      March 31,            December 31,
                              -------------------------    -----------
                                 2009          2008            2008
 SELECTED FINANCIAL           -----------   -----------    -----------
  CONDITION DATA:

 END OF PERIOD BALANCES
  Assets                      $   342,180   $   286,449    $   338,404
  Available-for-sale
   Securities, at fair value      129,581       126,962        129,076
  Loans, gross                    184,034       138,776        178,587
  Allowance for Loan Losses         2,329         1,787          2,175
  Deposits                        199,290       164,537        186,807
  FHLB Advances and Other
   Borrowings                      69,410        38,733         78,597
  Common Shareholders' Equity      71,142        80,607         70,261

 AVERAGE BALANCES
  Assets                      $   336,590   $   271,078    $   311,336
  Earning Assets                  313,270       257,986        296,380
  Investment securities           128,034       122,348        136,458
  Other investments                 8,107         9,948          8,095
  Loans, gross                    177,129       125,690        151,827
  Deposits                        192,229       165,761        168,940
  FHLB Advances and Other
   Borrowings                      71,745        22,152         63,516
  Common Shareholders' Equity      70,196        79,865         76,000

 SELECTED OPERATING RESULTS:
  Interest and Dividend
   Income                     $     4,290   $     3,840    $    17,285
  Interest Expense                  1,690         1,437          6,602
                              -----------   -----------    -----------
  Net Interest Income               2,600         2,403         10,683
  Provision for Loan Losses           168           277            685
                              -----------   -----------    -----------
  Net Interest Income After
   Provision for Loan Losses        2,432         2,126          9,998
  Noninterest Income                  608           837        (13,796)
  Noninterest Expense               2,805         2,552         10,145
                              -----------   -----------    -----------
  Income (Loss) Before Income
   Tax Expense (Benefit)              235           411        (13,943)
  Income Tax Expense (Benefit)         66          (178)        (5,848)
                              -----------   -----------    -----------
  Net Income (Loss)           $       169   $       589    $    (8,095)
                              ===========   ===========    ===========

  Basic earnings per common
   share                      $      0.04   $      0.12    $     (1.73)
  Diluted earnings per common
   share                             0.04          0.12          (1.73)
  Dividends paid per common
   share                             0.05           N/A           0.05
  Book Value Per Common Share       15.66         16.93          15.47
  Common shares outstanding     4,541,514     4,762,377      4,541,514
  Basic, average shares
   outstanding                  4,541,476     4,762,377      4,691,863
  Diluted, average shares
   outstanding                  4,594,940     4,866,303      4,691,863

 SELECTED ASSET QUALITY
  Net Charge-offs             $        15   $        --    $        20
  Classified Assets                 2,433         2,433          2,102
  Nonperforming Loans                 773         1,173            830
  Nonperforming Assets                833         1,173            830
  Total nonperforming loans
   to total loans                    0.42          0.85           0.46%
  Total nonperforming loans
   to total assets                   0.23          0.41           0.25%
  Total nonperforming assets
   to total assets                   0.24          0.41           0.25%

 SELECTED RATIOS (quarterly
  and year-to-date rates
  annualized)
  Return on Average Assets         0.22%        0.87%          (2.60)%
  Return on Average Common
   Shareholders' Equity            0.98%        2.97%         (10.65)%
  Average Common Shareholders'
   Equity to Average Assets       20.86%       29.46%          24.41%
  Net Interest Margin              3.37%        3.75%           3.60%

CONTACT:  First Advantage Bancorp
          Earl O. Bradley, III
            931-552-6176
          Patrick C. Greenwell
            931-552-6176